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                                                                     EXHIBIT 8.3



                                November __, 1998



The Board of Directors                  The Manager of Impac Hotel Group, L.L.C.
     of Lodgian, Inc.                   Two Live Oak Center
1601 Belvedere Road                     3445 Peachtree Road, N.E., Suite 700
West Palm Beach, Florida  33406         Atlanta, Georgia  30326

         Re: Merger of SHG-I SUB, L.L.C. with and into Impac Hotel Group, L.L.C.

Ladies and Gentlemen:

         You have requested our opinion as to the tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the merger of SHG-I SUB, L.L.C. ("Subsidiary"), a Georgia limited liability company, all of the interests in which are owned directly by Lodgian, Inc. ("Lodgian"), with and into Impac Hotel Group, L.L.C. ("Impac"), with Impac as the entity surviving the merger (the "Impac Merger"), in accordance with the terms of that certain Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of September 16, 1998, and that certain Amended and Restated Agreement and Plan of Merger, dated as of July 22, 1998, by and among Lodgian, Impac, and the Subsidiary, among others, (collectively, the "Merger Agreement") copies of which are incorporated herein by reference. Specifically, you have requested us to opine that the Impac Merger will be disregarded for federal income tax purposes and that the holders of Impac units transferred those units for stock and cash in a transaction that qualifies as a transfer to a controlled corporation within the meaning of Section 351 of the Code.

         In rendering the opinions expressed below, we have examined the following documents (the "Documents"):

         (a)      The Merger Agreement;

         (b) The certificates containing the Statements of Facts and Representations of Lodgian and Subsidiary, and of Impac (the "Tax Representations") attached hereto as Exhibits A and B, respectively, and incorporated herein by reference; and,

         (c) Such other documents and records as we have deemed necessary in order to enable us to render the opinions expressed below.

         Terms not otherwise defined in this opinion letter have the meaning given those terms in the Documents.

         In rendering the opinions expressed below, we have assumed, without any independent


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investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in this opinion.

         In addition, for purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) that the Impac Merger will be effected in accordance with the terms set forth in the documents.

         In addition, you have not asked us to opine with respect to any tax considerations under foreign, state, or local laws, or the tax considerations to certain holders Impac units in light of their particular circumstances, specifically, unitholders who are not United States persons, dealers in securities, tax-exempt entities, and other unitholders who acquired their interests in Impac pursuant to the exercise of options or otherwise as compensation. Also, this opinion does not address any tax considerations associated with the receipt of Lodgian Common Stock by holders of Impac options or warrants in exchange for such options or warrants.


                                     OPINION

         Based upon and subject to the foregoing, it is our opinion that the Impac Merger will be disregarded for federal income tax purposes and will be treated as if the holders of Impac units exchanged those units directly for Lodgian Common Stock and cash pursuant to the terms of the Merger Agreement, and that the Impac Merger, along with the Servico Merger, the P-Burg Merger, the Hazard Merger, the Memphis Merger, the Delk Merger, the IHD Merger, the IDC Merger, and the IHG Merger, as set forth in the Merger Agreement, will be considered integral steps that are part of an overall plan and, as such, the exchange of Impac units by the holders of those units for Lodgian Common Stock and cash will be considered to be a transfer to a controlled corporation within the meaning of Section 351 of the Code. Accordingly, it is our opinion that:

         a. No income, gain, or loss is recognized for federal income tax purposes by Lodgian, Subsidiary, or Impac as a result of the Impac Merger. Code Sections 361(a) and 1032(a).

                  Except as set forth in paragraph e. below, no gain or loss is recognized for federal income tax purposes by a holder of Impac units upon the transfer of the units for shares of Lodgian Common Stock, except that gain realized on the transfer (if any), but not loss, will be recognized by the unitholder but not in excess of the cash received by the unitholder. Code Section 351(a) and (b). The amount of gain (if any) realized


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                  by a holder of Impac units will be equal to the excess, if any, of the sum of the fair market value of the Lodgian Common Stock and the cash received in the Impac Merger over such holder's basis in the Impac units. The gain realized by a holder of Impac units upon the transfer of such units will not include the gain, if any, recognized in paragraph e. below due to liabilities assumed in excess of basis.

         c. The basis of the Lodgian Common Stock received by a holder of Impac units as a result of the Impac Merger equals that shareholder's basis in the Impac units exchanged in the Impac Merger increased by the amount of gain recognized under paragraph b. and e. and decreased by the sum of the amount of cash received in the Impac Merger and the unitholder's allocable share of Impac indebtedness as of the time of the Impac Merger. Code Section 358(a) and (d).

         d. The holding period of the Lodgian Common Stock received in the Impac Merger by a holder of Impac units includes the holding period of the units deemed transferred to Lodgian in the Impac Merger, provided the units were held as a capital asset on the date of the Impac Merger. Code Section 1223(1).

         e. In addition to any gain recognized under paragraph b. above, a holder of Impac units will recognize gain to the extent that the unitholder's allocable share of Impac indebtedness as of the time of the Impac Merger exceeds such unitholder's adjusted basis in his Impac units at such time. Code Sections 357(c) and 752(d).

         f. The character of any gain recognized, as set forth in paragraphs b. and e. above, by a holder of Impac units will be capital gain, assuming that the unitholder holds his Impac units as a capital asset, except to the extent that the gain is attributable to Impac's unrealized receivables as defined in Code Section 751(c), including any depreciation recapture gain Impac would be required to recognize if Impac had sold its properties at their fair market values and Impac's inventory items as defined in Code Section 751(d). Code
                  Section 741 and 751(c).

                                *  *  *  *  *


         Our opinions are based upon the facts as they exist today, the existing provisions of the Code, Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, and existing federal case law, any of which could be changed at any time. Any such change may be retroactive in application and could modify or render one or more of the legal opinions expressed herein null and void.

         This opinion letter is being furnished only to the parties to which it is addressed and is solely for their benefit. No other person shall be entitled to rely on the opinions without our prior express


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written consent. This opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent. Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

         We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of Lodgian, Inc. (Regis. No. 333- 59315) and to the reference to our firm in the aforementioned Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,




                                          POWELL, GOLDSTEIN, FRAZER & MURPHY LLP